Exhibit 99

Contact:	L-3 Communications Holdings, Inc. Corporate Communications 212-697-1111	For Immediate Release

L-3 Announces Third Quarter 2012 Results

•	Diluted earnings per share from continuing operations of $1.98

•	Net sales of $3.3 billion

•	Net cash from operating activities of $352 million

•	Funded orders of $3.2 billion, funded backlog of $11.0 billion

•	Updated 2012 financial guidance

NEW YORK, November 1, 2012 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) from continuing operations of $1.98 for the quarter ended September 28, 2012 (2012 third quarter), compared to $2.02 for the quarter ended September 30, 2011 (2011 third quarter). The 2012 third quarter included a tax benefit of $0.11 per diluted share that is discussed below. Net sales of $3.3 billion for the 2012 third quarter decreased by 0.5% compared to the 2011 third quarter.

On July 17, 2012, L-3 completed the previously announced spin-off of its subsidiary, Engility Holdings, Inc. (Engility). The spin-off was a tax-free distribution to L-3 shareholders for U.S. federal tax purposes in which L-3 shareholders of record on July 16, 2012 (the record date) received one share of Engility common stock for every six shares of L-3 common stock held on the record date. In connection with the spin-off, Engility made a cash distribution of $335 million to L-3. L-3 used a portion of the proceeds to redeem $250 million of its 6 3/8% Senior Subordinated Notes due 2015 (2015 Notes) on July 26, 2012. L-3 intends to use the remaining proceeds primarily to repurchase additional outstanding shares of its common stock. L-3’s results present Engility as a discontinued operation.

“Overall, we had a solid third quarter and performed well in our core areas and we continued to make progress in our international and commercial businesses. In spite of the challenges and uncertainty in the U.S. defense budget, sales grew in our Electronic Systems, C3ISR and AM&M segments, which demonstrates that L-3 is well-positioned and executing on its strategy to grow market share and be adaptable and agile in the markets we serve,” said Michael T. Strianese, chairman, president and chief executive officer. “Orders for the quarter were $3.2 billion, resulting in a book-to-bill ratio of 0.99x. We ended the quarter with funded backlog of $11.0 billion, up 11% compared to December 2011.”

“We remain focused on delivering innovation to our customers and value to all of our stakeholders. We are proactively reducing our operating costs and rightsizing our business units, while also investing in research and development. We continue to deploy our capital using a disciplined and balanced approach, with cash, cash dividends and share buybacks, modest debt reduction, plus acquisitions that expand our market share and strengthen our businesses. On August 7, 2012, we acquired the commercial aircraft simulation business from Thales Group, which extends our simulation and training business into the global commercial marketplace and also provides us a full-motion simulator capability. Going forward, this strategy will continue to serve L-3 well.”

Key contract wins for the quarter included: (1) continued operations and sustainment for the U.S. Army Constant Hawk aircraft, (2) an indefinite-delivery/indefinite-quantity (ID/IQ) contract to supply VideoScout® products and related upgrades to the Marine Corps, (3) communications systems for NASA’s Common Communications for Visiting Vehicles (C2V2) program, and (4) an ID/IQ contract to supply medium-speed explosives detection and ProVision® ATD (Automatic Target Detection) advanced imaging technology systems to the Transportation Security Administration (TSA).

L-3 Announces Results for the 2012 Third Quarter	Page 2

Mr. Strianese continued, “We remain committed to shareholder value, deploying capital and free cash flow to enhance our operations and return cash to our shareholders. During the quarter, we repurchased $189 million of our common stock and paid dividends of $51 million, resulting in $653 million of cash returned to our shareholders year-to-date.”

L-3 Consolidated Results

	Third Quarter Ended				Year-to-Date Ended
($ in millions, except per share data)	Sept. 28, 2012	Sept. 30, 2011	Increase/ (decrease)		Sept. 28, 2012	Sept. 30, 2011	Increase/ (decrease)
Net sales	$3,283	$3,301	(0.5)%		$9,586	$9,615	(0.3)%
Operating income	$331	$359	(8)%		$987	$1,045	(6)%
Operating margin	10.1%	10.9%	(80	) bpts	10.3%	10.9%	(60	) bpts
Net interest expense and other income	$48	$47	2%		$132	$142	(7)%
Debt retirement charge	$8	$—	nm		$8	$18	(56)%
Effective income tax rate	29.1%	31.4%	(230	) bpts	32.3%	31.1%	12	0 bpts
Net income from continuing operations attributable to L-3	$193	$212	(9)%		$570	$604	(6)%
Diluted EPS from continuing operations	$1.98	$2.02	(2)%		$5.78	$5.62	3%
Diluted weighted average common shares outstanding	97.4	104.8	(7)%		98.7	107.2	(8)%

  nm – not meaningful

Third Quarter Results of Operations: For the 2012 third quarter, consolidated net sales of $3.3 billion were 0.5% lower than the 2011 third quarter. Sales growth from the Aircraft Modernization and Maintenance (AM&M), Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and Electronic Systems segments was offset by lower sales from the National Security Solutions (NSS) (1) segment. Acquired businesses(2), which are all included in the Electronic Systems segment, added $63 million to net sales in the 2012 third quarter. Net sales to commercial and foreign government end customers grew 19% to $808 million for the 2012 third quarter compared to $679 million for the 2011 third quarter.

Operating income for the 2012 third quarter decreased by $28 million compared to the 2011 third quarter. Operating income as a percentage of sales (operating margin) decreased by 80 basis points to 10.1% for the 2012 third quarter compared to 10.9% for the 2011 third quarter. Higher pension expense of $15 million ($9 million after income tax, or $0.09 per diluted share) reduced operating margin by 40 basis points. See segment results below for additional discussion of sales and operating margin.

Net interest expense and other income increased by $1 million for the 2012 third quarter compared to the same period last year. The 2012 third quarter includes a $3 million ($2 million after income tax, or $0.02 per diluted share) non-cash asset impairment charge related to the planned dissolution of an unconsolidated joint venture. Interest expense declined by $2 million due to lower interest rates on outstanding fixed rate debt.

During the 2012 third quarter, the company recorded a debt retirement charge of $8 million ($5 million after income tax, or $0.05 per diluted share) related to the redemption of $250 million of the 2015 Notes.

The effective tax rate for the 2012 third quarter decreased by 230 basis points compared to the same period last year. The effective tax rate decreased by 390 basis points due to a tax benefit of $11 million, primarily related to the reversal of amounts previously accrued for tax years in which the statute of limitations had expired, partially offset by the expiration of the U.S. Federal research and experimentation tax credit on December 31, 2011.

Net income from continuing operations attributable to L-3 in the 2012 third quarter decreased 9% to $193 million compared to the 2011 third quarter, and diluted EPS from continuing operations decreased 2% to $1.98 from $2.02. Diluted weighted average common shares outstanding for the 2012 third quarter declined by 7% compared to the 2011 third quarter due to repurchases of L-3 common stock.

(1)	L-3’s Government Services segment has been renamed National Security Solutions and comprises L-3’s cyber security, intelligence, enterprise information technology and security solutions businesses.
(2)	Net sales from acquired businesses are comprised of (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2012 Third Quarter	Page 3

Year-to-Date Results of Operations: For the year-to-date period ended September 28, 2012 (2012 year-to-date period) consolidated net sales decreased by $29 million compared to the year-to-date period ended September 30, 2011 (2011 year-to-date period). Higher sales from the C3ISR and AM&M segments were offset by lower sales from the NSS and Electronic Systems segments. Acquired businesses, which are all included in the Electronic Systems segment, added $130 million to net sales in the 2012 year-to-date period. Net sales to commercial and foreign government end customers grew 12% to $2,223 million for the 2012 year-to-date period compared to $1,992 million for the 2011 year-to-date period.

Operating income for the 2012 year-to-date period decreased by $58 million compared to the 2011 year-to-date period. Operating margin decreased by 60 basis points to 10.3% for the 2012 year-to-date period compared to 10.9% for the 2011 year-to-date period. Higher pension expense of $28 million ($17 million after income tax, or $0.17 per diluted share) reduced operating margin by 30 basis points. See segment results below for additional discussion of sales and operating margin.

Net interest expense and other income decreased by $10 million for the 2012 year-to-date period compared to the same period last year. Lower interest expense of $13 million on outstanding fixed rate debt was partially offset by the $3 million non-cash asset impairment charge, recorded in the 2012 third quarter, related to the planned dissolution of an unconsolidated joint venture.

The company recorded debt retirement charges of $8 million ($5 million after income tax, or $0.05 per diluted share) during the 2012 year-to-date period and $18 million ($11 million after income tax, or $0.10 per diluted share) during the 2011 year-to-date period as a result of debt redemptions and refinancings.

The effective tax rate for the 2012 year-to-date period increased by 120 basis points compared to the same period last year primarily due to the expiration of the U.S. Federal research and experimentation tax credit on December 31, 2011. The 2012 and 2011 year-to-date periods included tax benefits of $11 million and $12 million, respectively, primarily related to the reversal of amounts previously accrued for prior tax years.

Net income from continuing operations attributable to L-3 in the 2012 year-to-date period decreased 6% to $570 million compared to the 2011 year-to-date period, and diluted EPS from continuing operations increased 3% to $5.78 from $5.62. Diluted weighted average common shares outstanding for the 2012 year-to-date period declined by 8% compared to the 2011 year-to-date period due to repurchases of L-3 common stock.

Orders: Funded orders for the 2012 year-to-date period increased 4% to $10.5 billion compared to $10.0 billion for the 2011 year-to-date period. Funded backlog grew 11% to $11.0 billion at September 28, 2012, compared to $9.9 billion at December 31, 2011.

Cash flow: Net cash from operating activities was $692 million for the 2012 year-to-date period, a decrease of $57 million, compared to $749 million for the 2011 year-to-date period. The decrease in net cash from operating activities was primarily due to the decline in income from continuing operations and higher income tax payments, partially offset by lower interest payments. Capital expenditures, net of dispositions of property, plant and equipment, were $118 million for the 2012 year-to-date period, compared to $119 million for the 2011 year-to-date period.

Cash returned to shareholders: The table below summarizes the cash returned to shareholders during the 2012 year-to-date period compared to the 2011 year-to-date period.

L-3 Announces Results for the 2012 Third Quarter	Page 4

	Year-to-Date Ended
($ in millions)	Sept. 28, 2012	Sept. 30, 2011
Net cash from operating activities from continuing operations	$692	$749
Less: Capital expenditures, net of dispositions	118	119

Free cash flow(1)	$574	$630

Dividends paid	$149	$143
Common stock repurchases	504	800

Cash returned to shareholders	$653	$943

Percent of free cash flow returned to shareholders	114%	150%

(1)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

Electronic Systems

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 28, 2012	Sept. 30, 2011	Increase/ (decrease)		Sept. 28, 2012	Sept. 30, 2011	Decrease
Net sales	$1,395.1	$1,385.8	1%		$4,060.1	$4,072.8	(0.3)%
Operating income	$158.3	$165.8	(5)%		$480.4	$503.8	(5)%
Operating margin	11.3%	12.0%	(70	) bpts	11.8%	12.4%	(60	) bpts

Third Quarter: Electronic Systems net sales for the 2012 third quarter increased by $9 million, or 1%, compared to the 2011 third quarter. Sales increased for: (1) Microwave Products by $35 million primarily for increased deliveries of mobile and ground-based satellite communication systems for the U.S. military and power devices for commercial satellite communication systems, (2) Sensor Systems by $30 million primarily from the Kollmorgen Electro-Optical (KEO) acquisition, which was completed in February 2012, and (3) Simulation & Training by $20 million primarily due to the commercial aircraft simulation business acquired from Thales Group, which was completed in August 2012 and named Link Simulation & Training U.K., Limited (Link U.K.). These increases were partially offset by a sales decrease of $63 million for Marine & Power Systems due to lower demand primarily for commercial shipbuilding products, which reduced sales by $37 million (including $15 million of negative foreign currency translation), and reduced shipments of tactical quiet generators for the U.S. Army, which reduced sales by $26 million. Also, sales declined by $13 million for Precision Engagement due to lower volume from contracts nearing completion during the quarter and lower demand.

Electronic Systems operating income for the 2012 third quarter decreased by $8 million, or 5%, compared to the 2011 third quarter. Operating margin decreased by 70 basis points to 11.3%. Sales mix changes reduced operating margin by 40 basis points and higher pension expense of $4 million reduced operation margin by 30 basis points.

Year-to-Date: Electronic Systems net sales for the 2012 year-to-date period decreased by $13 million, or 0.3%, compared to the 2011 year-to-date period. Sales declined for: (1) Marine & Power Systems by $105 million primarily due to reduced shipments of tactical quiet generators for the U.S. Army, which reduced sales by $72 million, and $33 million of negative foreign currency translation, (2) Warrior Systems by $68 million for night vision and illumination products due to reduced U.S. Army requirements, (3) Precision Engagement by $65 million due to contracts nearing completion and lower demand. These declines were partially offset by sales increases of: (1) $135 million for Sensor Systems, comprised of $100 million from the KEO acquisition and $35 million primarily for higher sales of airborne EO/IR turrets for the U.S. Department of Defense (DoD), (2) $66 million primarily for Microwave Products due to reasons similar to the 2012 third quarter, and (3) $24 million for the Link U.K. acquisition.

Electronic Systems operating income for the 2012 year-to-date period decreased by $23 million, or 5%, compared to the 2011 year-to-date period. Operating margin decreased by 60 basis points to 11.8%. Sales mix changes reduced operating margin by 80 basis points and higher pension expense of $4 million reduced operating margin by 10 basis points. This decrease was partially offset by improved contract performance, primarily for Displays, Warrior Systems and Precision Engagement, which increased operating margin by 30 basis points.

L-3 Announces Results for the 2012 Third Quarter	Page 5

C3ISR

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 28, 2012	Sept. 30, 2011	Increase/ (decrease)		Sept. 28, 2012	Sept. 30, 2011	Increase/ (decrease)
Net sales	$885.9	$874.9	1%		$2,634.1	$2,466.7	7%
Operating income	$92.9	$100.1	(7)%		$271.8	$284.7	(5)%
Operating margin	10.5%	11.4%	(90	) bpts	10.3%	11.5%	(120	) bpts

Third Quarter: C3ISR net sales for the 2012 third quarter increased by $11 million, or 1%, compared to the 2011 third quarter. Sales for ISR Systems increased by $49 million primarily due to higher volume for airborne ISR systems. These increases were partially offset by lower sales of $38 million for networked communication systems primarily from fewer deliveries of remote video terminals and lower volume on the Hawklink contract due to development and low rate initial production work nearing completion.

C3ISR operating income for the 2012 third quarter decreased by $7 million, or 7%, compared to the 2011 third quarter. Operating margin decreased by 90 basis points to 10.5%. Higher pension expense of $10 million reduced operating margin by 110 basis points and sales mix changes reduced operating margin by 40 basis points. This decrease was partially offset by improved contract performance, which increased operating margin by 60 basis points.

Year-to-Date: C3ISR net sales for the 2012 year-to-date period increased by $167 million, or 7%, compared to the 2011 year-to-date period. Sales for ISR Systems increased by $144 million primarily due to higher volume on airborne ISR systems and increased demand for logistic support and fleet management services. Sales also increased by $23 million primarily for networked communication systems due to higher volume for manned and unmanned platforms for DoD customers.

C3ISR operating income for the 2012 year-to-date period decreased by $13 million, or 5%, compared to the 2011 year-to-date period. Operating margin decreased by 120 basis points to 10.3%. Higher pension expense of $19 million reduced operating margin by 70 basis points and sales mix changes reduced operating margin by 80 basis points. These decreases were partially offset by improved contract performance, which increased operating margin by 30 basis points.

AM&M

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 28, 2012	Sept. 30, 2011	Increase		Sept. 28, 2012	Sept. 30, 2011	Increase/ (decrease)
Net sales	$648.9	$622.7	4%		$1,854.5	$1,825.4	2%
Operating income	$65.0	$60.4	8%		$178.8	$180.5	(0.9)%
Operating margin	10.0%	9.7%	30	bpts	9.6%	9.9%	(30	) bpts

Third Quarter: AM&M net sales for the 2012 third quarter increased by $26 million, or 4%, compared to the 2011 third quarter. Platform systems sales increased by $99 million, partially offset by a decline of $73 million for logistics support services. The platform systems increase was due primarily to volume on new contracts, including the Australia C-27J and international head-of-state aircraft modification contracts, and increased scope on the EC-130 aircraft for the U.S. Air Force (USAF). Logistics support services decreased due primarily to the competitive loss of a task order for U.S. Army contract field team support services in Southwest Asia.

AM&M operating income for the 2012 third quarter increased by $5 million, or 8%, compared to the 2011 third quarter. Operating margin increased 30 basis points to 10.0%. Operating margin increased by 100 basis points due to lower costs related to the Joint Cargo Aircraft (JCA). This increase was partially offset by 50 basis points primarily due to sales mix changes and 20 basis points due to higher pension expense of $1 million.

Year-to-Date: AM&M net sales for the 2012 year-to-date period increased by $29 million, or 2%, compared to the 2011 year-to-date period. Platform systems sales increased by $78 million, which was partially offset by a decline of $49 million for logistic support services. The platform systems increase was due primarily to volume on new contracts, including the Australia C-27J and international head-of-state aircraft modification contracts, and increased scope on the EC-130 aircraft for the USAF. These increases were partially offset by lower JCA volume for the USAF. Logistics support services decreased due primarily to the loss of a task order for U.S. Army contract field team support services in Southwest Asia, partially offset by increased demand for field maintenance and sustainment services on a U.S. Army rotary wing aircraft contract that was competitively won in September 2011 and for U.S. Army C-12 aircraft.

L-3 Announces Results for the 2012 Third Quarter	Page 6

AM&M operating income for the 2012 year-to-date period decreased by $2 million, or 0.9%, compared to the 2011 year-to-date period. Operating margin decreased by 30 basis points to 9.6%. The decrease in operating margin was due to a $6 million, or 30 basis points, net favorable adjustment in the 2011 year-to-date period, comprised of a favorable price adjustment for an international modification contract, partially offset by start-up costs for the U.S. Army C-12 aircraft maintenance contract. Pension expense increased by $5 million, which reduced operating margin by 30 basis points. These decreases were partially offset by 30 basis points primarily due to lower costs related to JCA.

NSS

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 28, 2012	Sept. 30, 2011	Decrease		Sept. 28, 2012	Sept. 30, 2011	Decrease
Net sales	$352.6	$417.4	(16)%		$1,037.5	$1,250.1	(17)%
Operating income	$14.5	$32.5	(55)%		$56.1	$75.9	(26)%
Operating margin	4.1%	7.8%	(370	) bpts	5.4%	6.1%	(70	) bpts

Third Quarter: NSS net sales for the 2012 third quarter decreased by $65 million, or 16%, compared to the 2011 third quarter. Less demand for U.S. Special Operations Command information technology (IT) support services, due to our previous single-award contract converting to several multiple-award contracts which reduced our workshare, lowered sales by $27 million. A decline in IT support services for select non-DoD U.S. Government agencies due to customer IT spending reductions and competitive contract losses in 2011 lowered sales by $25 million. Sales declined by $13 million for intelligence support services due to the drawdown of U.S. military forces in Iraq.

NSS operating income for the 2012 third quarter decreased by $18 million, or 55%, compared to the 2011 third quarter. Operating margin decreased by 370 basis points to 4.1%, primarily due to: (1) lower contract profit rates on re-competitions of existing business and lower sales volume, which reduced operating margin by 200 basis points, (2) a $4 million inventory write-down for security and safety equipment, which reduced operating margin by 110 basis points, and (3) legal fees of $2 million related to a supplier dispute, which reduced operating margin by 60 basis points.

Year-to-Date: NSS net sales for the 2012 year-to-date period decreased by $213 million, or 17%, compared to the 2011 year-to-date period. The decrease was primarily due to trends similar to the 2012 third quarter. Specifically, lower volumes for IT support services reduced sales by $84 million, less U.S. Special Operations Command IT support services lowered sales by $81 million, and the drawdown of U.S. military forces in Iraq lowered sales by $48 million.

NSS operating income for the 2012 year-to-date period decreased by $20 million, or 26%, compared to the 2011 year-to-date period. Operating margin decreased by 70 basis points to 5.4%. Lower sales volume and lower contract profit rates on re-competitions of existing business decreased operating margins by 40 basis points, a $4 million inventory write-down for security and safety equipment reduced operating margin by 40 basis points, and legal fees of $3 million related to a supplier dispute reduced operating margins by 30 basis points. These decreases were partially offset by the timing of award fees for acquisition management and IT support services, which increased operating margin by 40 basis points.

L-3 Announces Results for the 2012 Third Quarter	Page 7

Financial Guidance

All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8, and the company undertakes no duty to update its guidance.

Consolidated L-3 (Excluding Engility) 2012 Financial Guidance

($ in millions, except per share data)
	Current	Prior (July 26, 2012)
Net Sales	$13,000 to $13,100	$12,950 to $13,150
Operating margin	10.3%	10.3%
Net interest expense and other income	$176	$177
Debt retirement charge	$13	$8
Effective tax rate	33.2%	34.4%
Diluted EPS from continuing operations	$7.80 to $ 7.90	$7.70 to $ 7.85
Net cash from operating activities from continuing operations	$1,230	$1,240
Less: Capital expenditures, net of dispositions of property, plant and equipment	185	195

Free cash flow	$1,045	$1,045

Segment 2012 Financial Guidance

($ in millions)
	Current	Prior (July 26, 2012)
Net Sales:
Electronic Systems	$5,650 to $5,700	$5,650 to $5,750
C3ISR	$3,500 to $3,550	$3,500 to $3,600
AM&M	$2,450 to $2,500	$2,400 to $2,500
National Security Solutions	$1,350 to $1,400	$1,300 to $1,400
Operating Margins:
Electronic Systems	11.8% to 11.9%	12.1% to 12.3%
C3ISR	10.3% to 10.4%	10.2% to 10.4%
AM&M	9.1% to 9.2%	8.5% to 8.7%
National Security Solutions	5.9% to 6.0%	6.6% to 6.8%

The revisions to the company’s 2012 consolidated financial guidance compared to the previous guidance provided on July 26, 2012, are primarily due to the items listed below:

•

Updated the consolidated and segment guidance ranges for net sales and operating margin for: (a) year-to-date nine month actual results, (b) the addition of the Link U.K. business acquisition completed on August 6, 2012, to the Electronic Systems segment, which is expected to add between $60 million and $70 million to 2012 sales, and (c) reduced estimated sales in the Electronic Systems segment of approximately $90 million, primarily due to fewer book-and-ship orders and a lower Euro-U.S. dollar foreign exchange rate.

•

Increased diluted EPS range primarily attributable to: (a) the 2012 third quarter income tax gain of $0.11, (b) the Link U.K. business acquisition, which adds approximately $0.01, (c) a 2012 fourth quarter debt retirement charge of $0.03, and (d) the 2012 third quarter $0.02 charge included in net interest expense and other income for the dissolution of an unconsolidated joint venture.

Additional financial information regarding the 2012 third quarter results and the 2012 updated financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2012 Third Quarter	Page 8

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, November 1, 2012 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. ET

10:00 a.m. CT

9:00 a.m. MT

8:00 a.m. PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 843-7419 (passcode: 33664521), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 51,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this release, including information regarding the company’s 2012 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; the impact of any strategic initiatives undertaken by us, and our ability to achieve anticipated benefits; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements,

L-3 Announces Results for the 2012 Third Quarter	Page 9

our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts (revenue arrangements) on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters, including in connection with jury trials; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; the impact on our business of improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA) and similar non-U.S. regulations; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of these and other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2011, “Part I – Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview and Outlook – Industry Considerations,” included in our Quarterly Reports on Form 10-Q for the quarters ended June 29, 2012 and March 30, 2012, and any material updates to these factors contained in any of our future filings.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Third Quarter Ended(a)		Year-to-Date Ended
	Sept. 28, 2012	Sept. 30, 2011	Sept. 28, 2012	Sept. 30, 2011
Net sales	$3,283	$3,301	$9,586	$9,615
Cost of sales	2,952	2,942	8,599	8,570

Operating income	331	359	987	1,045
Interest and other income, net	—	3	6	10
Interest expense	48	50	138	152
Debt retirement charge	8	—	8	18

Income from continuing operations before income taxes	275	312	847	885
Provision for income taxes	80	98	274	275

Income from continuing operations	$195	$214	$573	$610
Income (loss) from discontinued operations, net of income tax	(1)	24	32	81

Net income	194	238	605	691
Less: Net income from continuing operations attributable to noncontrolling interests	2	2	3	6
Less: Net income from discontinued operations attributable to noncontrolling interests	—	1	4	3

Net income attributable to L-3	$192	$235	$598	$682
Less: Net income allocable to participating securities	—	—	—	2

Net income allocable to L-3 Holdings’ common shareholders	$192	$235	$598	$680

Basic earnings (loss) per share allocable to L-3 Holdings’ common shareholders:
Continuing operations	$2.01	$2.05	$5.85	$5.68
Discontinued operations	$(0.01)	$0.22	$0.29	$0.74

Basic earnings per share	$2.00	$2.27	$6.14	$6.42

Diluted earnings (loss) per share allocable to L-3 Holdings’ common shareholders:
Continuing operations	$1.98	$2.02	$5.78	$5.62
Discontinued operations	$(0.01)	$0.22	$0.28	$0.72

Diluted earnings per share	$1.97	$2.24	$6.06	$6.34

L-3 Holdings’ weighted average common shares outstanding:
Basic	96.1	103.5	97.4	106.0

Diluted	97.4	104.8	98.7	107.2

(a)

It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 28, 2012	Sept. 30, 2011	Sept. 28, 2012	Sept. 30, 2011
Segment Operating Data

Net Sales:
Electronic Systems	$1,395.1	$1,385.8	$4,060.1	$4,072.8
C3ISR	885.9	874.9	2,634.1	2,466.7
AM&M	648.9	622.7	1,854.5	1,825.4
NSS	352.6	417.4	1,037.5	1,250.1

Total	$3,282.5	$3,300.8	$9,586.2	$9,615.0

Operating income:
Electronic Systems	$158.3	$165.8	$480.4	$503.8
C3ISR	92.9	100.1	271.8	284.7
AM&M	65.0	60.4	178.8	180.5
NSS	14.5	32.5	56.1	75.9

Total	$330.7	$358.8	$987.1	$1,044.9

Operating margin:
Electronic Systems	11.3%	12.0%	11.8%	12.4%
C3ISR	10.5%	11.4%	10.3%	11.5%
AM&M	10.0%	9.7%	9.6%	9.9%
NSS	4.1%	7.8%	5.4%	6.1%
Total	10.1%	10.9%	10.3%	10.9%
Depreciation and amortization:
Electronic Systems	$34.2	$34.9	$105.4	$109.5
C3ISR	11.4	11.0	34.4	32.6
AM&M	4.2	4.4	14.9	13.4
NSS	4.7	4.1	10.5	12.6

Total	$54.5	$54.4	$165.2	$168.1

Funded order data:
Electronic Systems	$1,491	$1,771	$4,375	$4,215
C3ISR	925	1,029	2,612	2,785
AM&M	447	527	2,302	1,796
NSS	383	512	1,163	1,241

Total	$3,246	$3,839	$10,452	$10,037

			Sept. 28, 2012	Dec. 31, 2011
Period end data:
Funded backlog			$10,953	$9,899

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	Sept. 28, 2012	Dec. 31, 2011
ASSETS
Cash and cash equivalents	$514	$764
Billed receivables, net	962	1,103
Contracts in process	2,839	2,351
Inventories	401	317
Deferred income taxes	131	132
Other current assets	139	191
Assets of discontinued operations	—	1,729

Total current assets	4,986	6,587

Property, plant and equipment, net	980	921
Goodwill	7,705	7,472
Identifiable intangible assets	327	308
Deferred debt issue costs	32	33
Other assets	170	176

Total assets	$14,200	$15,497

LIABILITIES AND EQUITY
Accounts payable, trade	$476	$395
Accrued employment costs	613	563
Accrued expenses	437	543
Advance payments and billings in excess of costs incurred	682	537
Income taxes	23	40
Other current liabilities	348	388
Liabilities of discontinued operations	—	351

Total current liabilities	2,579	2,817

Pension and postretirement benefits	1,090	1,137
Deferred income taxes	420	335
Other liabilities	391	359
Long-term debt	3,878	4,125

Total liabilities	8,358	8,773

Shareholders’ equity	5,766	6,635
Noncontrolling interests of continuing operations	76	79
Noncontrolling interests of discontinued operations	—	10

Total equity	5,842	6,724

Total liabilities and equity	$14,200	$15,497

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	Year-to-Date Ended
	Sept. 28, 2012	Sept. 30, 2011
Operating activities
Net income	$605	$691
Less: Income from discontinued operations, net of tax	32	81

Income from continuing operations	573	610
Depreciation of property, plant and equipment	124	125
Amortization of intangibles and other assets	41	44
Deferred income tax provision	50	80
Stock-based employee compensation expense	44	47
Contributions to employee savings plans in L-3 Holdings’ common stock	104	89
Amortization of pension and postretirement benefit plans net loss and prior service cost	51	36
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	5	10
Other non-cash items	9	5
Changes in operating assets and liabilities, excluding amounts from acquisitions, divestitures and discontinued operations:
Billed receivables	161	18
Contracts in process	(385)	(204)
Inventories	(83)	(46)
Accounts payable, trade	47	41
Accrued employment costs	35	7
Accrued expenses	(120)	16
Advance payments and billings in excess of costs incurred	94	(74)
Income taxes	(6)	55
Excess income tax benefits related to share-based payment arrangements	(2)	(2)
Other current liabilities	(54)	(1)
Pension and postretirement benefits	(53)	(74)
All other operating activities	57	(33)

Net cash from operating activities from continuing operations	692	749

Investing activities
Contribution received from the spin-off of Engility	335	—
Business acquisitions, net of cash acquired	(349)	(15)
Capital expenditures	(124)	(124)
Dispositions of property, plant and equipment	6	5
Other	(5)	1

Net cash used in investing activities from continuing operations	(137)	(133)

Financing activities
Proceeds from sale of senior notes	—	646
Redemption of senior subordinated notes	(250)	(650)
Redemption of CODES	—	(11)
Borrowings under revolving credit facility	199	625
Repayment of borrowings under revolving credit facility	(199)	(625)
Common stock repurchased	(504)	(800)
Dividends paid on L-3 Holdings’ common stock	(149)	(143)
Proceeds from exercises of stock options	12	21
Proceeds from employee stock purchase plan	30	34
Debt issue costs	(6)	(7)
Excess income tax benefits related to share-based payment arrangements	2	2
Other financing activities	(18)	(7)

Net cash used in financing activities from continuing operations	(883)	(915)

Effect of foreign currency exchange rate changes on cash and cash equivalents	4	—
Cash from (used in) discontinued operations
Operating activities	75	235
Investing activities	—	(4)
Financing activities	(1)	(1)

Cash from discontinued operations	74	230

Net decrease in cash and cash equivalents	(250)	(69)
Cash and cash equivalents, beginning of the period	764	607

Cash and cash equivalents, end of the period	$514	$538